Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2011 FIRST QUARTER RESULTS

ARMONK, NY, May 12, 2011 — VISANT CORPORATION today announced results for its first fiscal quarter ended April 2, 2011, including consolidated net sales of $250.7 million, compared to $266.0 million for its first fiscal quarter ended April 3, 2010, a decrease of approximately 6%. In addition, Visant reported a consolidated net loss of $18.5 million for the first quarter of 2011 compared to net income of $5.4 million for the first quarter of 2010. This decrease was primarily attributable to higher interest expense at Visant Corporation primarily as a result of the recapitalization in September 2010 of Visant’s and its parent company’s indebtedness. Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) was $48.8 million for the first fiscal quarter of 2011, a decrease of $3.3 million compared to consolidated Adjusted EBITDA of $52.1 million for the first fiscal quarter of 2010.

Net sales for the Scholastic segment were $156.3 million, a decrease of 1% compared to $157.7 million for the first fiscal quarter of 2010. This decrease was primarily attributable to lower volume in our graduation products.

Net sales for the Memory Book segment were $5.6 million, a decrease of 18% compared to $6.8 million for the first fiscal quarter of 2010. This decrease was primarily attributable to lower volume.

Net sales for the Marketing and Publishing Services segment decreased $12.6 million, or 12%, to $88.9 million from $101.5 million for the first fiscal quarter of 2010. This decrease was primarily attributable to lower volume in our publishing services and direct marketing operations.

The Scholastic segment reported Adjusted EBITDA of $34.0 million, an increase of $2.3 million compared to $31.7 million for the first fiscal quarter of 2010. This increase was primarily due to the impact of cost reduction initiatives and operating efficiencies which offset the impact of lower volume and higher precious metal costs.

Adjusted EBITDA for the Memory Book segment was a loss of $5.2 million, an increase in Adjusted EBITDA of $0.4 million compared to a loss of $5.6 million for the first fiscal quarter of 2010. This increase was primarily due to the impact of cost reduction initiatives.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $20.0 million, a decrease of $6.0 million compared to $26.0 million for the first fiscal quarter of 2010. This decrease was primarily due to lower overall volume.

As of April 2, 2011, Visant’s consolidated debt, comprised of the outstanding indebtedness under its senior secured credit facilities and its 10.00% senior notes due 2017, was $2,008.4 million, including $14.7 million of capital lease and equipment financing obligations and exclusive of original issue discount of $23.0 million related to the term loan under the senior secured credit facilities. Visant’s cash position as of April 2, 2011 totaled $25.2 million.

Visant has provided a reconciliation of net income to Adjusted EBITDA and EBITDA to Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and

Marketing and Publishing Services.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the first quarter results will be webcast live today at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics, and educational and trade publishing segments.

The company has three reportable segments:

Scholastic—provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions.

Memory Book—provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Marketing and Publishing Services—provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements including, without limitation, statements concerning our operations, our economic performance and financial condition. Forward-looking statements are not historical facts, but rather predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Annual Report on Form 10-K for the year ended January 1, 2011.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: our substantial indebtedness and our ability to service the indebtedness; our inability to implement our business strategy in a timely and effective manner; global market and economic conditions; levels of customers’ advertising and marketing spending, including as may be impacted by economic factors and general market conditions; competition from other companies; fluctuations in raw material prices; our reliance on a limited number of suppliers; the seasonality of our businesses; the loss of significant customers or customer relationships; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems; the amount of capital expenditures required at our businesses; developments in technology and related changes in consumer behavior; the reliance of our businesses on limited production facilities; actions taken by the U.S. Postal Service and changes in postal standards and their effect on our marketing services business, including as such changes may impact competition for our sampling systems; labor disturbances; environmental obligations and liabilities; adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights; the impact of changes in applicable law and regulations; the application of privacy laws and other related obligations on our business; the textbook adoption cycle and levels of government funding for education spending; local conditions in the countries in which we operate; control by our stockholders; changes in market value of the securities held in our pension plans; and our dependence on members of senior management.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this release may not in fact occur. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law. Comparisons of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The information presented in this release contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
In thousands	April 2, 2011	April 3, 2010
Net sales	$250,738	$266,029
Cost of products sold	119,903	128,811

Gross profit	130,835	137,218
Selling and administrative expenses	116,685	113,875
Gain on disposal of fixed assets	(61)	(71)
Special charges (1)	2,763	1,466

Operating income	11,448	21,948
Interest expense, net (2)	42,599	13,521

(Loss) income before income taxes	(31,151)	8,427
(Benefit from) provision for income taxes	(12,677)	3,024

Net (loss) income	$(18,474)	$5,403

Adjusted EBITDA (3)	$48,788	$52,114

Adjusted EBITDA Reconciliation:

In thousands
Net (loss) income	$(18,474)	$5,403
Interest expense, net (2)	42,599	13,521
(Benefit from) provision for income taxes	(12,677)	3,024
Depreciation and amortization expense	26,465	26,064

EBITDA	37,913	48,012
Special charges (1)	2,763	1,466
Costs of legal proceedings and associated resolution (4)	—	746
Gain on disposal of fixed assets	(61)	(71)
Stock-based compensation (5)	2,512	—
Costs related to term loan facility repricing (6)	3,791	—
Other (7)	1,870	1,961

Adjusted EBITDA (3)	$48,788	$52,114

(1)	Special charges for the first fiscal quarter ended April 2, 2011 included $1.7 million of costs in the Marketing and Publishing Services segment, consisting of $0.3 million of severance and related benefits associated with reductions in force and approximately $1.4 million of non-cash asset related impairment charges associated with the potential sale of one of our owned facilities. Also included in special charges for the first fiscal quarter ended April 2, 2011 were $0.8 million and $0.3 million of severance and related benefits associated with reductions in force in our Scholastic segment and Memory Book segment, respectively.

Special charges for the first fiscal quarter ended April 3, 2010 included $0.8 million and $0.1 million related to cost reduction initiatives in our Scholastic and Memory Book segments, respectively. Also included was $0.5 million of cost reduction initiatives and facility consolidation costs in the Marketing and Publishing Services segment. Included in these costs were approximately $0.1 million of non-cash asset impairment charges.

(2)	Reflects the recapitalization of Visant Holding Corp. and Visant Corporation in September 2010 pursuant to which the indebtedness previously held at Visant Holding Corp. and Visant was refinanced. All secured and unsecured indebtedness is now held and serviced solely at Visant Corporation.

(3)	Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indenture governing our outstanding notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indenture governing our senior notes would prohibit Visant and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(4)	Reflects non-recurring costs incurred in connection with the company’s defense and prosecution of previously disclosed legal proceedings with each of U.S. Customs and Border Protection and Herff Jones and related parties and actions taken to resolve such matters.

(5)	Reflects amounts included in selling and administrative expenses in connection with the recognition by Visant of stock-based compensation expense.

(6)	Costs associated with the repricing of Visant’s outstanding senior secured term loan facility which was completed on March 1, 2011.

(7)	Other charges for the quarter ended April 2, 2011 included $0.9 million of management fees, $0.6 million of consulting fees and $0.4 million of other costs that are non-recurring in nature.

Other charges for the quarter ended April 3, 2010 included $0.9 million of management fees, $0.6 million of costs related to the relocation of certain manufacturing equipment, $0.2 million of acquisition-related costs and $0.3 million of consolidation costs in connection with the closure of certain facilities.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA (UNAUDITED)

	Three months ended
In thousands	April 2, 2011	April 3, 2010	$ Change	% Change
Net sales
Scholastic	$156,282	$157,717	$(1,435)	(1%)
Memory Book	5,572	6,788	(1,216)	(18%)
Marketing and Publishing Services	88,890	101,542	(12,652)	(12%)
Inter-segment eliminations	(6)	(18)	12	NM

	$250,738	$266,029	$(15,291)	(6%)

Adjusted EBITDA
Scholastic	$33,983	$31,682	$2,301	7%
Memory Book	(5,225)	(5,613)	388	7%
Marketing and Publishing Services	20,030	26,045	(6,015)	(23%)

	$48,788	$52,114	$(3,326)	(6%)

Adjusted EBITDA margin	19.5%	19.6%

NM = not meaningful